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                                                                   Exhibit 10.14

URNr.    3042 / K       / 2000
      ------------------


Today on this twelfth day of December 2000

                                 - 12.12.2000 -

there appeared before me,

                                 Dr. Dieter Karl

notary public in Munich, at the offices of Bayerische
Kapitalbeteiligungsgesellschaft mbH, where I have come at the request of the appearing persons:

1.  Richard H. Snodgress,

    businessman,

    business address: 1000 Sagamore Parkway South, Lafayette, Indiana 47905, USA

acting not on his own behalf but under power of attorney attached hereto on behalf of WABASH NATIONAL CORPORATION, 1000 Sagamore Parkway South, Lafayette, Indiana 47905, U.S.A. (the "PURCHASER")

and

2.  a.     Eike Lehmann,
           businessman,
           business address: Promenadeplatz 1, D-80333 Munich

    and

    b.     Dr. Werner Stockner
           businessman,
           business address: ibid.

The persons appearing at ad. 2.a. and b. are not acting on their own behalf but in their capacity as managing director and fully authorized officer (Prokurist) of BAYERISCHE KAPITALBETEILIGUNGSGESELLSCHAFT MBH, with its seat in Munich and its business address at Promenadeplatz 1, 80333 Munich, Germany (the "SELLER")


The Purchaser and the Seller are referred to herein as the "PARTIES".


The appearing person identified themselves by official identity cards.


Upon request by the notary, the appearing persons declared that the undersigned notary has not acted on behalf of the parties outside his official duties as a notary.


The notary has verified that the appearing persons are in sufficient command of the English language to proceed with the notarization in English.


At the request of the appearing persons, I record in accordance with the declarations the following

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                   SHARE TRANSFER AGREEMENT (the "AGREEMENT"):


WHEREAS

1 ETZ Europaische Trailerzug Beteiligungsgesellschaft mbH (the "Company") is a company with limited liability under German law, with its registered seat in Munich, Germany, registered under the registration number HRB 106942 at the Commercial Register Munich with a fully paid up share capital of DM 17,357,000 (in words: German Mark seventeen million threehundred-fiftyseventhousand).

2 The Purchaser is a corporation under the laws of Delaware, with its registered seat in Lafayette, Indiana, U.S.A., and currently owning 25.1% of the shares (Geschaftsanteile) in the Company.

3 The Seller is a company with limited liability under German law, with its registered seat in Munich, Germany, registered under the registration number HRB 41723 at the Commercial Register Munich and currently owning shares in the total nominal amount of DM 13,000,000 equaling 74.9% of the nominal share capital in the Company.

4 The Seller, as an investment company, is currently restructuring its portfolios. With regard to this process , the Seller wishes to dispose of the shares in the Company. The Seller wishes to sell to the Purchaser, and the Purchaser wishes to buy from the Seller all of the Shares in the Company currently held by the Seller under the terms and conditions set forth in this Agreement therewith acquiring 100% of the shares in the Company.

5 The Seller is interested in and the Purchaser is willing to ensure a continuation of the business of the Company and its subsidiary, BTZ Bayerische Trailerzug Gesellschaft fur bimodalen Guterverkehr mbH ("BTZ"), including the preservation of existing jobs and of the principal place of business in the Free State of Bavaria.

It is agreed as follows:


                                    ARTICLE I
                           SALE AND PURCHASE OF SHARES

1 The Seller owns shares in the aggregate nominal amount of DM 13,000,000 representing approx. 74.9% of the share-quotas in the Company (the "Shares").

2 Under the terms and conditions of this Agreement, the Seller hereby agrees to sell to the Purchaser and the Purchaser hereby agrees to buy from the Seller all of the Shares of the Seller in the Company in the aggregate nominal amount of DM 13,000,000.- and constituting approx. 74.9% in the nominal share capital of the Company.

3 Subject to the fulfilment of the Conditions Precedent set out in Article IV hereof, the Seller hereby assigns the Shares to the Purchaser and the Purchaser hereby accepts such assignment.

4 The Shares sold and assigned pursuant to subsection 2 and 3 above are sold and assigned with economic effect from 1 January 2001 with all rights attaching thereto, including, without limitation, the right to receive dividends, if any, for the fiscal year starting on 1 January 2000.
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                                   ARTICLE II
                                 PURCHASE PRICE

1     The Purchase Price for the Shares in the Company is DEM 1 (in words:
      German Mark one).

2 The Purchase Price shall be due and payable upon Closing to the Seller in cash.

3 In the cases described in Article IX paras. 2 and 3, an additional purchase price shall apply.


                                   ARTICLE III
                                 EFFECTIVE DATE

1 The ownership in the Shares is deemed to be transferred to the Purchaser with effect as of 1 January 2001 (the "Effective Date"). On Effective Date all rights related to the Shares shall accrue with the Purchaser.

2 The Purchaser shall be entitled to receive the entire dividends of the Company, if any, for the business year 2000, which started on 1 January 2000.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

The validity of this Agreement is subject to the fulfillment of the following conditions, in respect of which each of the Parties shall make all reasonable efforts to procure that they are fulfilled as soon as possible after signing of this Agreement:

1 Approval resolution by the general assembly of the Company on the transfer of the Shares to the Purchaser pursuant to Section 11 of the articles of association of the Company;

2 Seller shall make, subject to paras 1 above and 3 below, a non-redeemable shareholder equity contribution to the Company in the amount of DM 7,500,000 (in words: German Marks seven million fivehundredthousand) less the amount withheld, if any, by the Seller in accordance with Article VIII below;

3 Purchaser shall make a non-redeemable shareholder equity contribution to the Company in the amount of DM 2,500,000.-. (in words : German Marks two million fivehundredthousand), including an amount of DM 1,000,000. -- paid to the Company by the Purchaser in November 2000.
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In the event that (i) any of the conditions precedent, as set forth under this
Article IV, has not been met by January 31, 2001, provided that the period had not been extended by mutual consent, either Party may terminate this Agreement upon written notice to the other Party, except that the Party which unjustifiably prevents a condition precedent under this Article IV from being met, shall not have such right of termination. For the avoidance of doubt: nothing in paras. 2 and 3 above shall be construed to give the Company a direct claim for payment; rather, payment to the Company can only be requested by the parties hereto. Any claim for payment is subject to the condition that no prior filing for insolvency proceedings has been made with regard to the Company.



                                    ARTICLE V
                                     CLOSING

1 Closing shall take place no later than five business days following the fulfillment of all of the conditions precedent set forth under Article IV (the "Closing Date") at the registered seat of the Company or any other place mutually agreed upon by the Parties.

2 On Closing Date the Seller shall provide the Purchaser with (i) a copy of the shareholder approval resolution described under Article IV Clause 1 and (ii) written confirmation, acceptable to the Purchaser in form and substance, evidencing payment of the non-redeemable shareholder equity contribution by the Seller to the Company as set out under Article IV Clause 2.

3 On Closing Date the Purchaser shall (i), against receipt of the documents set out under Clause 2, pay to the Seller the Purchase Price and (ii) provide the Seller with written confirmation, acceptable to the Seller in form and substance, evidencing payment of the non-redeemable shareholder equity contribution by the Seller to the Company as set out under Article II Clause 2.

4 On Closing Date, or any other date mutually agreed upon by the Parties, the Parties shall execute a closing confirmation as set forth in Annex ./1 (the "Closing Confirmation"). For the avoidance of doubt: the transfer of the shares shall become effective upon satisfaction of the conditions set forth in Article IV above and the Closing Confirmation shall be of confirmatory nature only.


                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

1     Representations and Warranties of the Seller:

      The Seller represents and warrants by means of an independent guaranty undertaking ("selbstandiges Garantieversprechen") the following as of the date of the signing of this Agreement and as of the Closing Date:

            1.1 The Company is a company with limited liability duly organized, registered, and validly existing under the laws of the Republic of Germany. The Purchaser is aware that the current financial situation of the Company may give rise to the need for filings under the German Insolvency Code.
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            1.2 The Seller is the owner of the Shares in the aggregate nominal amount of DM 13,000,000, constituting approx. 74.9% of the Shares in the Company and has good and valid title to the Shares, free and clear of liens, encumbrances, options and of other charges and claims of third parties.

            1.3 The Seller has all requisite power and authority to execute this Agreement and to perform his obligations hereunder. This Agreement has been duly authorized, executed and delivered by Seller, and constitutes (assuming due authorization, execution and delivery by the Purchaser) a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

      1.4 The Shares are fully paid up or contributed in kind, and no payments violating German law have been made to the Seller.

      1.5 The Shares have been validly created, the capital contributions pertaining to such Shares have been fully paid in, no portion of the capital thereof has been returned or otherwise flowed back to the Seller and there have been no transactions of whatsoever nature between Seller and Company which may result in liabilities that pass from the Seller to the Purchaser by virtue of the transfer of the Shares.

      1.6 There are no undisclosed facts with regard to the Company and BTZ known to the Seller of which the non-disclosure would give rise to claims of the Purchaser against the Seller for rescission on the grounds of fraud ("arglistige Tauschung") in the sense of (Section 123 of the German Civil Code (BGB).

2     Representations and Warranties of the Purchaser:

      The Purchaser represents and warrants the following as of the date of signing of this Agreement:

      2.1 The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

      2.2 The Purchaser has all requisite power and authority to execute this Agreement and to perform its obligation thereunder.


                                   ARTICLE VII
                                INDEMNIFICATIONS

1 The Seller and the Purchaser shall not be liable for any liabilities or damages resulting from any circumstances with respect to the Company or any of its subsidiaries which have occurred prior to Closing Date and Seller and Purchaser herewith expressly waive their rights to any remedy, whatsoever, with respect to such liabilities or damages.

2 The Purchaser expressly waives its rights to any remedy, whatsoever, with respect to damages from any impairment in value of the Company and its subsidiaries as a result of this transaction.

3 The Seller shall be liable to the Purchaser for, and shall indemnify and hold harmless the Purchaser, its agents and advisors, as the case may be, of any and all liabilities and damages incurred due to, or resulting from any incorrectness of any representation and warranty explicitly made hereunder. Any other claims by the Purchaser against the Seller (including but not limited to claims for rescission, reduction of purchase price - "Wandelung/Minderung" - or under the legal concepts of culpa in contrahendo or positive Vertragsverletzung) shall be expressly excluded to the extent permitted by law (it being understood that liability for fraud
      - "arglistige Tauschung" - cannot be excluded as a matter of mandatory German law). Any liability of the Purchaser shall be subject to a statute of limitation ("Verjahrungsfrist") of three years.


                                  ARTICLE VIII
                              RELEASE OF COLLATERAL
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1.    The Seller has granted an absolute guarantee to Deutsche Bank AG Munich in a maximum amount of DM 2,000,000.-- dated April 1, 1997 as collateral for any and all obligations of BTZ to Deutsche Bank AG (the "GUARANTEE").

2. The Purchaser shall use its best efforts to effect a release of the Guarantee from Deutsche Bank AG by no later than December 31, 2000. Until such time as a release shall have been effected, the Seller shall be entitled to withhold the amount of DM 2,000,000.-- from the shareholder equity contribution of DM 7,500,000.-- otherwise payable under Article IV para. 2. At such time as the release is effected, the Seller shall immediately release the withheld amount of DM 2,000,000. -- to the Company.


                                   ARTICLE IX
                          CONTINUATION OF THE BUSINESS


1 The Purchaser intends to ensure, through additional financing and other support or through a sale to a third party willing to provide such additional financing and support, that the business of the Company and of BTZ shall be continued as a going concern.

2. Should the Company or BTZ on or before May 31, 2001 become subject to insolvency proceedings (including dismissal of insolvency petitions for lack of assets) or cease to do business as a going concern, (each an "Event of Default"), the purchase price payable to the Seller shall be increased. The amount of the increase shall equal the amounts of (i) any non-redeemable equity contributions made by the Seller to the Company after the date hereof and (ii) any payments made by the Seller to Deutsche Bank AG as described in Article VIII above up to the following maximum: In case the Event of Default occurs on or before March 31, 2001, the maximum shall be DM 7,500,000.--; if the Event of Default occurs on or before April 30, 2001 but after March 31, 2001, the maximum shall be DM 5,000,000.-; and if the Event of Default occurs on or before May 31, 2001 but after April 30, 2001, the maximum shall be DM 2,500,000.-. The additional purchase price shall be due and payable within five banking days (i.e. days on which banks are open in both Indiana and Bavaria) after the Seller has notified the Purchaser in writing of the Event of Default.

3. Should the Purchaser resell the Shares to a third party on or before June 30, 2001 or on the basis of a Final Offer (as defined below) made on or before June 30, 2001 or exchange them into shares of another entity or other consideration (each a "Resale"), an additional purchase price equaling 50% (in the case of a Final Offer made on or before March 31,
      2001) or 25% (in the case of a Final Offer made after March 31, 2001) of the Value Increase, as defined below, shall be due and payable simultaneously with payment of the purchase price by the third party to the Purchaser. The term "Value Increase" shall refer to (i) 74,9% of the purchase price (and / or of the fair market value of other consideration received) received upon Resale less (ii) 74.9% of all non-refundable cash contributions to the equity of the Company to be made by the Purchaser after the date hereof but excluding the amount of DM 2,500,000.-- referred to in Article IV para. 2 above. The term "Final Offer" shall refer to any offer by the respective acquirer received by the M&A Advisors engaged for reselling the Company or directly by Wabash National Corporation or any of its affiliates or made to the respective acquirer by or on behalf of the Purchaser for a Resale subject only to certain contingencies as specified therein (including, without limitation, execution of final and legally binding contracts)provided that an offer which lacks essential features of so-called "binding offers" customarily received by investment banks or M&A advisers in limited auction proceedings does not constitute a Final Offer for purposes of the above.
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                                    ARTICLE X
                          COSTS, STAMP DUTIES AND TAXES


1 All costs resulting from negotiation and drafting of this Agreement, including but not limited to, legal fees, shall be borne by such Party where they occurred and shall not be reimbursable by the other Party or the Company.

2 Transfer taxes, stamp duties and fees, if applicable, notarial fees and registration fees in connection with this Agreement, including notarial deeds, will be borne by the Purchaser.


                                   ARTICLE XI
                               GENERAL PROVISIONS


1 This Agreement and any documents referred to in this Agreement contain the entire agreement between the Parties relating to the transaction contemplated by this Agreement and supersede any previous agreements between the Parties relating to this transaction. Each of the Parties acknowledges that in agreeing to enter into this Agreement it has not relied on any representation, warranty or other assurance except as explicitly set out in this Agreement.

2 This Agreement shall not be amended orally and shall not be modified or discharged in whole or in part, otherwise than by an instrument in writing (or in such stricter form as may be required by law) signed by the Parties.

3 Should any provision of this Agreement be or become wholly or partly invalid or unenforceable, this will not affect the validity or enforceability of the remaining provisions. In this event, the Parties shall start negotiations without undue delay with a view to amend this Agreement so that the invalid or unenforceable provision shall be substituted by a valid or enforceable provision which, in its essential purpose, comes as close as possible to the invalid or unenforceable provision.

4 The failure of any party to enforce or exercise,at any time or for any period of time, any term of, or any right or remedy arising pursuant to, or under this Agreement, does not constitute and shall not be construed as, a waiver of such term or right or remedy and shall in no way affect the Parties' right to enforce or exercise it later, provided that such right is not time barred or precluded. Any waiver to this effect must be explicitly in writing.
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                                   ARTICLE XII
                           GOVERNING LAW, ARBITRATION


1 This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, without giving effect to the principles of conflicts of law thereof. The applicability of the provisions of the UN Sales Law is expressly excluded.

2 Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement of the breach, termination or validity thereof shall be finally settled exclusively by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the "ICC") then in effect (the "Rules"), except as modified herein. The arbitration proceedings shall be conducted, and the award shall be rendered in Munich, Germany in the German language. There shall be three arbitrators of whom each of the claimant Party and the defendant Party shall select one in accordance with the Rules. The two arbitrators so appointed shall select a third arbitrator to serve as presiding arbitrator. The Parties hereto hereby waive any rights of application or appeal to any court or tribunal of competent jurisdiction to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made except for actions relating to enforcement of the arbitration agreement or an arbitral award. Among other remedies otherwise available to them, the arbitrators shall be authorized to order the specific performance of any provision contained herein. The award shall be final and binding upon the Parties hereto, and shall be the sole and exclusive remedy between the Parties regarding any claims, counter-claims, issues or accounting presented to the arbitral tribunal.

Read out in the presence of the Notary, approved by the appearing persons and signed by them and by the Notary as follows:

                                  signed by Eike Lehman
                                  signed by Dr. Werner Stocker
                                  signed by Richard H. Snodgress
                                  signed by Dr. Karl, Notary

place of seal